Exhibit 24.1

Power of Attorney

Each director and/or officer of CytoSorbents Corporation (the “Corporation”) whose signature appears below hereby appoints Phillip P. Chan or Peter J. Mariani as his or her attorneys or either of them individually as his or her attorney, to sign, in his or her name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2025, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or his substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands as of March 29, 2026.

Signature	Title

/s/ Dr. Phillip P. Chan	Chief Executive Officer and Director
Dr. Phillip P. Chan	(Principal Executive Officer)

/s/ Peter J. Mariani	Chief Financial Officer
Peter J. Mariani	(Principal Financial Officer)

/s/ Michael G. Bator	Chairman of the Board
Michael G. Bator

/s/ Alan D. Sobel	Director
Alan D. Sobel

/s/ Edward R. Jones	Director
Edward R. Jones

/s/ Jiny Kim	Director
Jiny Kim